Exhibit 21.01

Neuro-Hitech, Inc.

Subsidiary	Jurisdiction of Incorporation or Organization

AMBI Pharmaceuticals, Inc.	Florida
Marco Hi-Tech JV Ltd.	New York
MCR American Pharmaceuticals, Inc.	Florida
Q-RNA, LLC	Delaware